                                                                    EXHIBIT 99.1



FOR IMMEDIATE RELEASE:

Unless otherwise noted, the presentation of Time Warner Inc.'s historical financial results described in this release, such as Operating Income (Loss), Operating Income (Loss) before Depreciation and Amortization, and Free Cash Flow, have not been adjusted for items that may affect their comparability, including merger and restructuring charges, impairments of goodwill and intangible assets and the gains or losses from asset disposals. In addition, as a result of recent and pending transactions involving the Company's Music businesses, the results of the Music segment have been presented as a discontinued operation for all periods presented.


                         TIME WARNER REPORTS RESULTS FOR
                        2003 FULL YEAR AND FOURTH QUARTER


NEW YORK, JANUARY 28, 2004 - Time Warner Inc. (NYSE:TWX) today reported financial results for its full year and fourth quarter ended December 31, 2003.

FULL-YEAR 2003 RESULTS

Revenues increased 6% over 2002 to $39.6 billion, reflecting increases at all segments except America Online.

Operating Income before Depreciation and Amortization improved to $8.5 billion from a loss of $35.8 billion in the prior year. The 2003 results included a total of $318 million in non-cash impairments of goodwill and intangible assets and a $29 million loss on the sale of Time Life, offset partially by a $43 million pre-tax gain on the sale of Warner Bros. Entertainment's consolidated theater chain in the UK. The 2002 results included a non-cash $44.0 billion charge to reduce the carrying value of the Company's goodwill and a $6 million pre-tax gain on the sale of a cable system.

Operating Income before Depreciation and Amortization, excluding the aforementioned impairments, gains and loss ("Adjusted Operating Income before Depreciation and Amortization"), rose 7% to $8.8 billion in 2003 from $8.2 billion in 2002, due to increases at the Cable, Networks and Filmed Entertainment businesses, as well as lower restructuring charges, offset partly by declines at the Publishing and America Online segments.

Operating Income improved to $5.4 billion in 2003 from a loss of $38.6 billion in 2002, further reflecting higher levels of depreciation and amortization.

The Company generated $6.3 billion in Cash Flow from Continuing Operations and $3.3 billion of Free Cash Flow from continuing operations. Free Cash Flow from continuing operations represented 38% of Adjusted Operating Income before Depreciation and Amortization.

FOURTH QUARTER 2003 RESULTS

Revenues climbed 6% year over year to $10.9 billion, reflecting increases at all segments except America Online.

Operating Income before Depreciation and Amortization rose to $2.4 billion from a loss of $41.6 billion in the 2002 period. The 2003 quarter's results included a $29 million loss related to the sale of Time Life. The 2002 quarter's results included a non-cash charge of $44.0 billion to reduce the carrying value of the Company's goodwill and a $6 million pre-tax gain on the sale of a cable system.

Operating Income before Depreciation and Amortization, excluding the aforementioned impairment, gain and loss, decreased 2% from the prior-year period to $2.4 billion, as increases at the Cable and Filmed Entertainment businesses, and lower restructuring charges, were more than offset by declines at the Networks, America Online and Publishing segments.

Operating Income increased to $1.5 billion in 2003 from a loss of $42.4 billion in 2002, further reflecting higher levels of depreciation and amortization.

POSITIONED FOR CONTINUED GROWTH IN 2004

Chairman and Chief Executive Officer Dick Parsons said: "Our fourth quarter results were in line with our expectations, and we achieved all of our full-year financial objectives. We generated industry-leading levels of Free Cash Flow, demonstrating the health and vitality of our businesses. We also sharpened our focus on how we allocate capital across the Company. In keeping with our strategy of deploying capital to only high-growth, high-return investments, we decided to sell our music business at an attractive price. We used the proceeds from all of our asset sales and our Free Cash Flow to dramatically strengthen our balance sheet. Once our sale of the Warner Music Group closes, we'll have completed our net debt reduction program essentially a year ahead of schedule. Our Company exited 2003 substantially stronger than when the year began, and we enter 2004 with a real sense of enthusiasm. Our businesses are well positioned to extend their competitive leadership this year."

WARNER MUSIC GROUP SALE

On October 24, 2003, the Company completed the sale of its DVD and CD manufacturing and distribution business for $1.05 billion in cash. On November 24, 2003, the Company announced a definitive agreement to sell Warner Music Group's recorded music and music publishing businesses for $2.6 billion in cash, as well as other consideration.

Once this latter transaction is closed, the Company will have completely disposed of the Warner Music Group. Accordingly, the results of the Music segment have been presented as a discontinued operation for all periods provided.

COMPLETION OF NET DEBT REDUCTION PLAN

At the end of the fourth quarter of 2003, the Company's net debt totaled $22.7 billion, down from $25.8 billion at December 31, 2002. The reduction reflected the generation of significant Free Cash Flow, as well as $3.1 billion of proceeds from the sale of assets, which together more than offset over $3 billion in capital commitments. Upon receipt of the aforementioned $2.6 billion in cash from the sale of the Company's recorded music and music publishing businesses, the Company will have reduced its net debt to approximately $20 billion and achieved its previously announced net debt reduction target almost a full year ahead of schedule.

CONSOLIDATED REPORTED RESULTS

For the year ended December 31, 2003, the Company reported Net Income from continuing operations before the cumulative effect of an accounting change of $3.1 billion, or $0.70 per basic common share and $0.68 per diluted common share. Net Income from continuing operations in 2003 includes a total of $318 million in pre-tax, non-cash impairments of intangible assets at the Networks and Publishing segments, $43 million from a pre-tax gain on the sale of Warner Bros. Entertainment's consolidated theater chain in the UK, $29 million from a pre-tax loss on the sale of Time Life, $109 million of pre-tax merger and restructuring charges, $797 million of pre-tax gains related to certain investments, principally related to the sale of the Company's interest in Comedy Central, a pre-tax gain of approximately $760 million associated with the Microsoft settlement and $204 million of pre-tax, non-cash investment charges.

This compares to a Net Loss from continuing operations in 2002 of $43.4 billion, or $9.75 per basic and diluted common share, before taking into account the cumulative effect of the adoption of FAS 142. The loss in 2002 includes a non-cash charge of $44.0 billion to reduce the carrying value of the Company's goodwill, as well as a $6 million pre-tax gain on a Cable asset sale, $2.2 billion of pre-tax, non-cash investment charges, $327 million of pre-tax merger and restructuring charges and $124 million of pre-tax gains on the sale or redemption of investments.

Discontinued operations includes the operating results of the Company's Music segment in 2003 and 2002 and the operating results of a portion of the Company's investment in the Time Warner Entertainment-Advance/Newhouse partnership in 2002. Specifically, discontinued operations reflect revenues and net loss of $4.3 billion and $495 million for 2003 and $4.9 billion and $1.0 billion for 2002, respectively. The results of the discontinued operations in 2003 include a pre-tax gain of approximately $560 million related to the sale of the Company's DVD and CD manufacturing business. Also reflected in the results of the discontinued operations in 2003 is a loss of approximately $1.1 billion related to the write-down of the net assets of the Company's recorded music and music publishing businesses to their fair value after considering transaction costs.

PERFORMANCE OF SEGMENTS

The schedules below reflect Time Warner's performance for the fourth quarter and full year by line of business (in millions):

THREE MONTHS AND FULL YEAR ENDED DECEMBER 31:

                                THREE MONTHS ENDED DECEMBER 31,       FULL YEAR ENDED DECEMBER 31,
REVENUES:                             2003           2002                  2003           2002
                                    --------       --------               --------       --------
AOL                                 $  2,156       $  2,322               $  8,600       $  9,094
Cable                                  2,003          1,837                  7,699          7,035
Filmed Entertainment                   3,378          2,875                 10,967         10,040
Networks                               2,168          2,080                  8,434          7,655
Publishing                             1,633          1,592                  5,533          5,422
Intersegment Eliminations               (434)          (461)                (1,668)        (1,932)
                                    --------       --------               --------       --------

TOTAL REVENUES                      $ 10,904       $ 10,245               $ 39,565       $ 37,314
-------------                       ========       ========               ========       ========


OPERATING INCOME:
AOL (a)                             $    109       $(33,351)              $    663       $(32,742)
Cable (b)                                377        (10,138)                 1,531         (9,012)
Filmed Entertainment (c)                 341            322                  1,173            962
Networks (d)                             545            611                  1,809          1,839
Publishing (e)                           261            294                    664            881
Corporate                               (111)          (123)                  (458)          (426)
Intersegment Eliminations                 (3)            10                    (17)           (56)
                                    --------       --------               --------       --------

TOTAL OPERATING INCOME              $  1,519       $(42,375)              $  5,365       $(38,554)
----------------------              ========       ========               ========       ========


OPERATING INCOME BEFORE
DEPRECIATION AND AMORTIZATION:
AOL (a)                             $    301       $(33,139)              $  1,507       $(31,957)
Cable (b)                                797         (9,806)                 2,992         (7,799)
Filmed Entertainment (c)                 417            392                  1,465          1,232
Networks (d)                             602            661                  2,027          2,032
Publishing (e)                           347            397                    955          1,155
Corporate                               (102)          (115)                  (424)          (398)
Intersegment Eliminations                 (3)            10                    (17)           (56)
                                    --------       --------               --------       --------

TOTAL OPERATING INCOME BEFORE
-----------------------------
DEPRECIATION AND AMORTIZATION       $  2,359       $(41,600)              $  8,505       $(35,791)
-----------------------------       ========       ========               ========       ========

-------------------------------

         (a) For the three months and year ended December 31, 2002, includes a non-cash impairment charge of $33.5 billion to reduce the carrying value of goodwill.

         (b) For the three months and year ended December 31, 2002, includes a non-cash impairment charge of $10.5 billion to reduce the carrying value of goodwill and a $6 million gain on the sale of an asset.

         (c) For the year ended December 31, 2003, includes a $43 million gain related to the sale of a consolidated theater chain in the UK.

         (d) For the year ended December 31, 2003, includes a non-cash impairment of $219 million in intangible assets related to the winter sports teams (the Atlanta Thrashers, a NHL team, and the Atlanta Hawks, a NBA team).

         (e) For the three months and year ended December 31, 2003, includes a $29 million loss on the sale of Time Life. The year ended December 31, 2003 also includes a non-cash impairment of $99 million in goodwill and intangible assets related to the Time Warner Book Group.

ADJUSTED OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION

During 2002 and 2003, the comparability of the Company's historical financial results was affected by non-cash impairments of goodwill and intangible assets and gains and losses from asset disposals. The tables presented below reflect Time Warner's performance for the full year and fourth quarter by line of business excluding all of these specific items (in millions):

YEAR ENDED DECEMBER 31, 2003

                                                                 NON-CASH                                      ADJUSTED
                                       OPERATING INCOME       IMPAIRMENTS OF         (GAINS) / LOSSES      OPERATING INCOME
                                      BEFORE DEPRECIATION      GOODWILL AND                FROM          BEFORE DEPRECIATION
                                       AND AMORTIZATION      INTANGIBLE ASSETS*      ASSETS DISPOSALS*     AND AMORTIZATION
                                      -------------------    ------------------      -----------------   -------------------
AOL ..........................               $ 1,507                $    --               $    --                $ 1,507
Cable ........................                 2,992                     --                    --                  2,992
Filmed Entertainment .........                 1,465                     --                   (43)                 1,422
Networks .....................                 2,027                    219                    --                  2,246
Publishing ...................                   955                     99                    29                  1,083
Corporate ....................                  (424)                    --                    --                   (424)
Intersegment elimination .....                   (17)                    --                    --                    (17)
                                             -------                -------               -------                -------
Total ........................               $ 8,505                $   318               $   (14)               $ 8,809
                                             =======                =======               =======                =======

YEAR ENDED DECEMBER 31, 2002

                                                                 NON-CASH                                      ADJUSTED
                                       OPERATING INCOME       IMPAIRMENTS OF         (GAINS) / LOSSES      OPERATING INCOME
                                      BEFORE DEPRECIATION      GOODWILL AND                FROM          BEFORE DEPRECIATION
                                       AND AMORTIZATION      INTANGIBLE ASSETS*      ASSETS DISPOSALS*     AND AMORTIZATION
                                      -------------------    ------------------      -----------------   -------------------

AOL ..........................               $(31,957)               $33,489               $    --                $ 1,532
Cable ........................                 (7,799)                10,550                    (6)                 2,745
Filmed Entertainment .........                  1,232                     --                    --                  1,232
Networks .....................                  2,032                     --                    --                  2,032
Publishing ...................                  1,155                     --                    --                  1,155
Corporate ....................                   (398)                    --                    --                   (398)
Intersegment elimination .....                    (56)                    --                    --                    (56)
                                             --------                -------               -------                -------
Total ........................               $(35,791)               $44,039              $     (6)               $ 8,242
                                             ========               ========              ========               ========

----------------------
     * Refer to notes presented on page 5 for description of amounts.

THREE MONTHS ENDED DECEMBER 31, 2003

                                                                 NON-CASH                                      ADJUSTED
                                       OPERATING INCOME       IMPAIRMENTS OF         (GAINS) / LOSSES      OPERATING INCOME
                                      BEFORE DEPRECIATION      GOODWILL AND                FROM          BEFORE DEPRECIATION
                                       AND AMORTIZATION      INTANGIBLE ASSETS*      ASSETS DISPOSALS*     AND AMORTIZATION
                                      -------------------    ------------------      -----------------   -------------------
AOL ..........................               $   301                $    --               $    --                $   301
Cable ........................                   797                     --                    --                    797
Filmed Entertainment .........                   417                     --                    --                    417
Networks .....................                   602                     --                    --                    602
Publishing ...................                   347                     --                    29                    376
Corporate ....................                  (102)                    --                    --                   (102)
Intersegment elimination .....                    (3)                    --                    --                     (3)
                                             -------                -------               -------                -------
Total ........................               $ 2,359                $    --               $    29                $ 2,388
                                             =======                =======               =======                =======

THREE MONTHS ENDED DECEMBER 31, 2002

                                                                 NON-CASH                                      ADJUSTED
                                       OPERATING INCOME       IMPAIRMENTS OF         (GAINS) / LOSSES      OPERATING INCOME
                                      BEFORE DEPRECIATION      GOODWILL AND                FROM          BEFORE DEPRECIATION
                                       AND AMORTIZATION      INTANGIBLE ASSETS*      ASSETS DISPOSALS*     AND AMORTIZATION
                                      -------------------    ------------------      -----------------   -------------------

AOL ..........................               $(33,139)              $33,489               $    --                $   350
Cable ........................                 (9,806)               10,550                    (6)                   738
Filmed Entertainment .........                    392                    --                    --                    392
Networks .....................                    661                    --                    --                    661
Publishing ...................                    397                    --                    --                    397
Corporate ....................                   (115)                   --                    --                   (115)
Intersegment elimination .....                     10                    --                    --                     10
                                             --------               -------               -------                -------
Total ........................               $(41,600)              $44,039               $    (6)               $ 2,433
                                             ========               =======               =======                =======

-------------------------------

     * Refer to notes presented on page 5 for description of amounts.

Presented below is a discussion of Time Warner's business segments for the fourth quarter and full year 2003, unless otherwise noted.

AMERICA ONLINE

For the fourth quarter, America Online's Revenues declined 7%. Operating Income before Depreciation and Amortization improved to $301 million from a loss of $33.1 billion. The 2002 fourth quarter results included a non-cash impairment charge of $33.5 billion. Excluding this impairment charge, Operating Income before Depreciation and Amortization decreased 14%. Included in these results were restructuring charges of $22 million and $124 million in the fourth quarters of 2003 and 2002, respectively.

For the fourth quarter, Operating Income rose from a loss of $33.4 billion to income of $109 million.

For the full year, America Online's Revenues declined 5%. Operating Income before Depreciation and Amortization climbed to $1.5 billion from a loss of $32.0 billion. The 2002 results included the aforementioned impairment charge. Excluding this impairment charge, Operating Income before Depreciation and Amortization decreased 2%. Included in these results were restructuring charges of $52 million and $266 million in 2003 and 2002, respectively.

For the full year, Operating Income improved from a loss of $32.7 billion to income of $663 million.

Full-year growth in America Online's Subscription Revenues was more than offset by declines in Advertising and Other Revenues. Subscription Revenues grew 5%, due principally to increases at AOL Europe, which benefited from favorable foreign currency exchange rates ($240 million) and higher pricing. US Subscription Revenues were essentially flat, reflecting a year-over-year increase in broadband subscribers, offset by a decline in US narrowband membership. Advertising Revenues decreased by 40%, related to reduced benefits from prior-period contract sales of over $550 million and lower intercompany revenues of $138 million. Other Revenues declined 61%, due mainly to America Online's previously announced strategy to reduce the promotion of its merchandise business.

The increase in 2003 Operating Income before Depreciation and Amortization reflects the absence of an impairment charge in 2003, as well as a decline in overall expenses, including restructuring charges and domestic narrowband network costs, offset partially by the decline in revenues, particularly high-margin advertising. Operating Income was further affected by higher depreciation, due mainly to the continuing impact of increased ownership of network assets, which more than offset an adjustment of approximately $60 million to reduce excess depreciation inadvertently recorded over several years prior to 2003.

At December 31, 2003, the AOL service had 24.3 million members in the US, a decrease of 2.2 million for the year (a decline of 399,000 from September 30, 2003). The quarter's decline represents a decrease of 830,000 billed subscribers that was offset partially by an increase of 431,000 members in retention programs. The AOL service in Europe had nearly 6.4 million members, essentially flat with a year ago (an increase of 91,000 from September 30, 2003).

CABLE

For the quarter, Cable's Revenues were up 9%. Operating Income before Depreciation and Amortization climbed to $797 million from a loss of $9.8 billion. The 2002 fourth quarter results included a non-cash impairment charge of $10.6 billion and a $6 million pre-tax gain on a cable system sale. Excluding the impairment charge and the gain, Operating Income before Depreciation and Amortization rose 8%. Included in these results were restructuring charges of $15 million in the fourth quarter of both 2003 and 2002. The 2003 amount related to the reorganization of the Interactive Personal Video (IPV) group.

For the quarter, Operating Income improved to $377 million from a loss of $10.1 billion.

For the full year, Cable's Revenues were up 9%. Operating Income before Depreciation and Amortization climbed to $3.0 billion from a loss of $7.8 billion. The 2002 results included the aforementioned impairment charge and gain. Excluding the impairment charge and the gain, Operating Income before Depreciation and Amortization grew 9%.

For the full year, Operating Income improved to $1.5 billion from a loss of $9.0 billion.

Full-year Subscription Revenues grew a strong 13%, driven by the continued deployment of high-speed data and digital video services and higher basic cable rates. Advertising Revenues declined 30%, due to decreases in advertising purchased by programming vendors to promote new and existing channels and in intercompany advertising, offset partially by an 8% increase in other third-party advertising.

The 2003 increase in Operating Income before Depreciation and Amortization reflected the absence of an impairment charge in 2003, an increase in Subscription Revenues and the improved profitability of the high-speed data business, offset partly by the decline in high-margin advertising and by higher programming costs. Operating Income was further affected by an increase in depreciation expense stemming primarily from the cumulative investment in customer premise equipment (digital converters and modems), as well as a $49 million increase in the amortization of subscriber list intangibles generated in the TWE Restructuring, which closed earlier in the year.

Basic cable subscribers increased at an annual rate of 0.1%. Time Warner Cable added 602,000 net digital video subscribers during 2003 (an increase of 136,000 from September 30, 2003) to reach a total of 4.3 million, representing 40% of basic cable subscribers.

Time Warner Cable added 802,000 net residential high-speed data subscribers this year (an increase of 182,000 from September 30, 2003) for a total of 3.2 million, representing 17% of eligible homes passed.

FILMED ENTERTAINMENT

For the quarter, Filmed Entertainment's Revenues were up 17%. Operating Income before Depreciation and Amortization climbed 6%. Operating Income increased 6%.

For the full year, Filmed Entertainment's Revenues were up 9%. Operating Income before Depreciation and Amortization rose 19%, including a $43 million gain from the sale of Warner Bros. Entertainment's consolidated theater chain in the UK. Excluding this gain, Operating Income before Depreciation and Amortization grew 15%.

For the full year, Operating Income increased 22%.

Full-year revenue growth was driven by the continued worldwide growth in DVD revenues, increases in television licensing revenues and worldwide theatrical success, led by Warner Bros. Pictures' The Matrix Reloaded and The Matrix Revolutions as well as New Line Cinema's The Lord of the Rings: The Return of the King.

Released December 17, The Lord of the Rings: The Return of the King has generated over $875 million in worldwide box office to date - already making it the 6th highest-grossing film of all time.

The 2003 growth in Operating Income before Depreciation and Amortization, as well as Operating Income, reflected improved theatrical and home video margins, led by contributions from The Lord of the Rings, The Matrix and the Harry Potter franchises. These were offset partially by increased television production costs, reserves of $40 million established for potential value-added taxes
(VAT), and increased accruals for employee bonuses.

For the third consecutive year, Warner Home Video captured an industry-leading 20.7% share of 2003 home video sales and rentals in the US - ranking #1 in DVD sales and rentals, #1 in VHS rentals and #2 in VHS sales. Notable home video releases included Warner Bros.' Harry Potter and the Chamber of Secrets and The Matrix Reloaded, as well as New Line's The Lord of the Rings: The Two Towers.

For the third consecutive year, the Company's film studios combined for the #1 position in global box office, with New Line delivering its best year ever and Warner Bros. Pictures generating over $1.6 billion in international box office. In domestic box office, Warner Bros. and New Line generated $1.2 billion and $926 million, respectively, for a combined share of 23%.

The Company combined for a total of 28 nominations for the 76th annual Academy Awards. New Line's The Lord of the Rings: The Return of the King earned the most of any film at 11, with six and four nominations going to Warner Bros.' Mystic River and The Last Samurai, respectively.

At the 61st Annual Golden Globe Awards, New Line collected four awards for The Lord of the Rings: The Return of the King - the most of any motion picture - including Best Motion Picture Drama and Best Director. Warner Bros. Pictures also won two awards for Mystic River, including Best Actor in a Motion Picture Drama and Best Supporting Actor in a Motion Picture.

NETWORKS

For the quarter, Networks' Revenues were up 4%. Operating Income before Depreciation and Amortization decreased 9%. Operating Income declined 11%.

For the full year, Networks' Revenues were up 10%. Operating Income before Depreciation and Amortization was essentially flat at $2.0 billion, including a non-cash impairment charge of $219 million related to the pending sale of the winter sports teams (the Atlanta Thrashers, a NHL team, and the Atlanta Hawks, a NBA team). Excluding this charge, Operating Income before Depreciation and Amortization rose 11%. Included in these results were $21 million of restructuring charges in 2003.

For the full year, Operating Income decreased $30 million (or 2%).

Full-year Subscription, Advertising and Content Revenues all increased. The Subscription Revenues gain of 6% resulted from higher subscription rates at Turner and HBO, as well as, to a much lesser extent, an increase in subscribers at Turner and a $45 million benefit from the third quarter resolution of certain contractual agreements. Advertising Revenues rose 10% - with 10% growth at the Turner networks and a 12% increase at The WB - due primarily to higher CPMs and ratings. Content Revenues climbed 33%, reflecting higher ancillary sales of HBO programming, including the video release of My Big Fat Greek Wedding and, to a lesser extent, higher licensing and syndication revenues associated with Everybody Loves Raymond.

For the full year, Operating Income before Depreciation and Amortization benefited from the revenue increases, particularly high-margin advertising, and an approximate $45 million reduction in programming expenses related to the deferral of costs associated with future syndication and home video distribution. These benefits were offset by the aforementioned charges and an overall increase in programming costs. Operating Income was further affected by higher levels of depreciation and amortization.

TNT took 2003's cable ratings crown - sweeping adults 18-49 and 25-54 in prime and total day. Overall, TNT posted double-digit growth across all key metrics in prime and total day and posted ad-supported cable's best-ever single-year deliveries among adults 18-49 and 25-54 in total day. TBS Superstation, which was #2 (behind TNT) in adults 18-49 in prime and total day, posted ad-supported cable's best-ever single-year deliveries among adults 18-34 in total day.

HBO garnered seven Golden Globe awards - the most of any television network - with five for Angels in America, including Best Miniseries, Best Actress and Best Actor in a Miniseries. HBO also won for Best Actress in a Comedy Series for Sarah Jessica Parker in Sex and the City and Best Actress in a TV Drama Series for Frances Conroy in Six Feet Under.

PUBLISHING

For the quarter, Publishing's Revenues were up 3%. Operating Income before Depreciation and Amortization decreased $50 million (or 13%), including a loss of $29 million related to the sale of its Time Life operations. Excluding this loss, Operating Income before Depreciation and Amortization decreased 5% - which includes an additional decline of $29 million related to the performance of Time Life's operations.

For the quarter, Operating Income decreased $33 million (or 11%).

For the year, Revenues were up 2%. Operating Income before Depreciation and Amortization decreased $200 million (or 17%), including a non-cash impairment charge of $99 million related to the Time Warner Book Group and the aforementioned loss on the sale of Time Life. Excluding the impairment charge and the loss, Operating Income before Depreciation and Amortization declined 6%. Included in these results were $21 million of restructuring charges in 2003.

For the full year, Operating Income decreased $217 million (or 25%).

The full-year increase in Revenues reflected a 3% gain in Subscription Revenues, as well as only a modest increase in Advertising Revenues, due mainly to softness at the news and business magazines.

For the full year, Operating Income before Depreciation and Amortization decreased due primarily to the aforementioned Time Warner Book Group charge and the loss related to Time Life. In addition, the benefits of revenue gains and cost savings were more than offset by an $84 million year-over-year decline at Time Life (excluding the loss on the sale) and a $44 million increase in pension expenses. Operating Income was further affected by the increased amortization associated with the acquisition of Synapse.

Based on Publishers Information Bureau (PIB) data, Time Inc.'s industry-leading share of overall domestic advertising for 2003 was 24.3%.

In the quarter, the Time Warner Book Group added 10 titles to the New York Times bestsellers list, bringing the 2003 total to 50. Major new titles included David Baldacci's Split Second, Michael Moore's Dude, Where's My Country? and James Bradley's Flyboys: A True Story of Courage.

USE OF OPERATING INCOME (LOSS) BEFORE DEPRECIATION AND AMORTIZATION, ADJUSTED OPERATING INCOME (LOSS) BEFORE DEPRECIATION AND AMORTIZATION AND USE OF FREE CASH FLOW

The Company utilizes Operating Income (Loss) before Depreciation and Amortization, among other measures, to evaluate the performance of its businesses. The Company also evaluates the performance of its businesses using Operating Income (Loss) before Depreciation and Amortization excluding the impact of non-cash impairments of goodwill and intangible assets and gains and losses on asset sales (referred to herein as Adjusted Operating Income (Loss) before Depreciation and Amortization). Both Operating Income (Loss) before Depreciation and Amortization and Adjusted Operating Income (Loss) before Depreciation and Amortization are considered important indicators of the operational strength of the Company's businesses. Operating Income (Loss) before Depreciation and Amortization eliminates the uneven effect across all business segments of considerable amounts of non-cash depreciation of tangible assets and amortization of certain intangible assets that were recognized in business combinations. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company's businesses. Moreover, Adjusted Operating Income (Loss) before Depreciation and Amortization does not reflect the diminution in value of goodwill and intangible assets or gains and losses on asset sales. Management evaluates the costs of such tangible and intangible assets, the impact of related impairments, as well as asset sales through other financial measures such as capital expenditures, investment spending and return on capital.

The Company also utilizes Free Cash Flow to evaluate the performance of its businesses. Free Cash Flow is cash provided by continuing operations (as defined by accounting principles generally accepted in the United States) less capital expenditures and product development costs, principal payments on capital leases, dividends paid and partnership distributions, if any. Free Cash Flow is considered to be an important indicator of the Company's ability to reduce debt and make strategic investments.

Operating Income (Loss) before Depreciation and Amortization, Adjusted Operating Income (Loss) before Depreciation and Amortization and Free Cash Flow should be considered in addition to, not as a substitute for, the Company's Operating Income (Loss), Net Income (Loss) and various cash flow measures (e.g., Cash Provided by Operations), as well as other measures of financial performance reported in accordance with accounting principles generally accepted in the United States.

ABOUT TIME WARNER INC.

Time Warner Inc. is the world's leading media and entertainment company, whose businesses include filmed entertainment, interactive services, television networks, cable systems and publishing.

Time Warner Inc. issued a separate release today regarding its full-year 2004 business outlook. The Company's earnings conference call can be heard live at 10:00 am ET on Wednesday, January 28, 2004. To listen to the call, visit www.timewarner.com/investors or AOL Keyword: IR.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other factors affecting the operation of the businesses of Time Warner Inc. More detailed information about these factors may be found in filings by Time Warner with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and its most recent quarterly report on Form 10-Q. Time Warner is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

CONTACTS:

Edward Adler (Corporate Communications)
(212) 484-6630

Tricia Primrose (Corporate Communications)
(212) 484-7450

Mia Carbonell (Corporate Communications)
(212) 484-6684

John Martin (Investor Relations)
(212) 484-6579

Jim Burtson (Investor Relations)
(212) 484-8719


                                      # # #

                                TIME WARNER INC.
                           CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)


                                                                                 DECEMBER 31,          DECEMBER 31,
                                                                                     2003                 2002
                                                                                 ------------          ------------
                                                                                         (MILLIONS, EXCEPT
                                                                                         PER SHARE AMOUNTS)

ASSETS
CURRENT ASSETS
Cash and equivalents .................................................            $   3,040             $   1,730
Receivables, less allowances of $2.079 and $2.085 billion ............                4,908                 4,846
Inventories ..........................................................                1,390                 1,376
Prepaid expenses and other current assets ............................                1,255                 1,130
Current assets of discontinued operations ............................                1,675                 1,753
                                                                                  ---------             ---------

Total current assets .................................................               12,268                10,835

Noncurrent inventories and film costs ................................                4,465                 3,739
Investments, including available-for-sale securities .................                3,657                 5,094
Property, plant and equipment ........................................               12,559                11,534
Intangible assets subject to amortization ............................                4,229                 4,189
Intangible assets not subject to amortization ........................               39,656                36,355
Goodwill .............................................................               39,459                36,985
Other assets .........................................................                2,858                 2,418
Noncurrent assets of discontinued operations .........................                2,632                 4,369
                                                                                  ---------             ---------

Total assets .........................................................            $ 121,783             $ 115,518
                                                                                  =========             =========

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable .....................................................            $   1,629             $   2,244
Participations payable ...............................................                1,955                 1,689
Royalties and programming costs payable ..............................                  778                   600
Deferred revenue .....................................................                1,175                 1,159
Debt due within one year .............................................                2,287                   155
Other current liabilities ............................................                6,120                 5,887
Current liabilities of discontinued operations .......................                1,574                 1,730
                                                                                  ---------             ---------

Total current liabilities ............................................               15,518                13,464

Long-term debt .......................................................               23,458                27,354
Deferred income taxes ................................................               13,291                 9,803
Deferred revenue .....................................................                1,793                 1,839
Mandatorily convertible preferred stock ..............................                1,500                    --
Other liabilities ....................................................                3,883                 3,867
Minority interests ...................................................                5,401                 5,038
Noncurrent liabilities of discontinued operations ....................                  901                 1,336

SHAREHOLDERS' EQUITY
Series LMCN-V common stock, $0.01 par value, 171.2 million shares
     outstanding in each period ......................................                    2                     2
Time Warner common stock, $0.01 par value, 4.365 and
     4.305 billion shares outstanding ................................                   44                    43
Paid-in capital ......................................................              155,578               155,134
Accumulated other comprehensive loss, net ............................                 (291)                 (428)
Retained earnings ....................................................              (99,295)             (101,934)
                                                                                  ---------             ---------

Total shareholders' equity ...........................................               56,038                52,817
                                                                                  ---------             ---------

Total liabilities and shareholders' equity ...........................            $ 121,783             $ 115,518
                                                                                  =========             =========


See accompanying notes.

                                TIME WARNER INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
                                  (UNAUDITED)


                                                                      THREE MONTHS ENDED                      YEAR ENDED
                                                                           DECEMBER 31,                       DECEMBER 31,
                                                                    -------------------------         -------------------------
                                                                      2003             2002              2003            2002
                                                                    --------         --------         --------         --------
                                                                                (MILLIONS, EXCEPT PER SHARE AMOUNTS)

Revenues:
     Subscriptions .........................................        $  5,245         $  4,927         $ 20,448         $ 18,959
     Advertising ...........................................           1,742            1,824            6,182            6,299
     Content ...............................................           3,507            3,024           11,446           10,216
     Other .................................................             410              470            1,489            1,840
                                                                    --------         --------         --------         --------

     Total revenues ........................................          10,904           10,245           39,565           37,314

Costs of revenues ..........................................          (6,378)          (5,946)         (23,285)         (22,116)
Selling, general and administrative ........................          (2,731)          (2,323)          (9,862)          (8,835)
Merger and restructuring costs .............................             (37)            (148)            (109)            (327)
Amortization of intangible assets ..........................            (210)            (170)            (640)            (557)
Impairment of goodwill and intangible assets ...............              --          (44,039)            (318)         (44,039)
Gains (losses) on disposal of assets, net ..................             (29)               6               14                6
                                                                    --------         --------         --------         --------


Operating income ...........................................           1,519          (42,375)           5,365          (38,554)

Interest expense, net ......................................            (443)            (469)          (1,844)          (1,758)
Other income (expense), net ................................             (40)            (653)           1,210           (2,447)
Minority interest expense ..................................             (39)            (139)            (214)            (278)
                                                                    --------         --------         --------         --------
Income (loss) before income taxes, discontinued operations
     and cumulative effect of accounting change ............             997          (43,636)           4,517          (43,037)
Income tax provision .......................................             107             (137)          (1,371)            (412)
                                                                    --------         --------         --------         --------

Income (loss) before discontinued operations and
     cumulative effect of accounting change ................           1,104          (43,773)           3,146          (43,449)
Discontinued operations, net of tax ........................            (466)          (1,132)            (495)          (1,012)
                                                                    --------         --------         --------         --------
Income (loss) before cumulative effect of accounting change              638          (44,905)           2,651          (44,461)
Cumulative effect of accounting change .....................              --               --              (12)         (54,235)
                                                                    --------         --------         --------         --------
Net income (loss) ..........................................        $    638         $(44,905)        $  2,639         $(98,696)
                                                                    ========         ========         ========         ========

Basic income (loss) per common share before discontinued
     operations and cumulative effect of accounting change .        $   0.24         $  (9.79)        $   0.70         $  (9.75)
Discontinued operations ....................................           (0.10)           (0.25)           (0.11)           (0.23)
Cumulative effect of accounting change .....................              --               --               --           (12.17)
                                                                    --------         --------         --------         --------

Basic net income (loss) per common share ...................        $   0.14         $ (10.04)        $   0.59         $ (22.15)
                                                                    ========         ========         ========         ========

Diluted income (loss) per common share before discontinued
     operations and cumulative effect of accounting change .        $   0.24         $  (9.79)        $   0.68         $  (9.75)
Discontinued operations ....................................           (0.10)           (0.25)           (0.11)           (0.23)
Cumulative effect of accounting change .....................              --               --               --           (12.17)
                                                                    --------         --------         --------         --------

Diluted net income (loss) per common share .................        $   0.14         $ (10.04)        $   0.57         $ (22.15)
                                                                    ========         ========         ========         ========

Average basic common shares ................................         4,525.6          4,472.0          4,506.0          4,454.9
                                                                    ========         ========         ========         ========
Average diluted common shares ..............................         4,669.6          4,472.0          4,623.7          4,454.9
                                                                    ========         ========         ========         ========


---------

See accompanying notes.

                                TIME WARNER INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                            YEAR ENDED DECEMBER 31,
                                  (UNAUDITED)


                                                                                                2003                 2002
                                                                                              --------             --------
                                                                                                      (MILLIONS)

OPERATIONS
Net income (loss) ................................................................            $  2,639             $(98,696)
Adjustments for noncash and nonoperating items:
     Cumulative effect of accounting change ......................................                  12               54,235
     Depreciation and amortization ...............................................               3,140                2,763
     Impairment of goodwill and other intangible assets ..........................                 318               44,039
     Amortization of film costs ..................................................               2,584                2,536
     Loss on writedown of investments ............................................                 212                2,212
     Gain on sale of investments, net ............................................                (810)                (136)
     Equity in losses of investee companies after distributions ..................                 154                  366
Changes in operating assets and liabilities, net of acquisitions .................              (2,493)              (1,938)
Adjustments relating to discontinued operations ..................................                 845                1,651
                                                                                              --------             --------

Cash provided by operations ......................................................               6,601                7,032
                                                                                              --------             --------

INVESTING ACTIVITIES
Investments and acquisitions, net of cash acquired ...............................                (570)              (7,617)
Investments and acquisitions from discontinued operations ........................                 (52)                (162)
Capital expenditures and product development costs from continuing
     operations ..................................................................              (2,761)              (2,843)
Capital expenditures from discontinued operations ................................                (126)                (386)
Investment proceeds ..............................................................               3,586                  548
                                                                                              --------             --------

Cash provided (used) by investing activities .....................................                  77              (10,460)
                                                                                              --------             --------

FINANCING ACTIVITIES
Borrowings .......................................................................               2,492               23,535
Debt repayments ..................................................................              (7,230)             (18,984)
Redemption of redeemable preferred securities of subsidiaries ....................                (813)                (255)
Proceeds from exercise of stock option and dividend reimbursement plans ..........                 372                  297
Current period repurchases of common stock .......................................                  --                 (102)
Dividends paid and partnership distributions from discontinued operations, net ...                  --                  (11)
Principal payments on capital leases .............................................                (178)                 (61)
Other ............................................................................                 (11)                  20
                                                                                              --------             --------

Cash provided (used) by financing activities .....................................              (5,368)               4,439
                                                                                              --------             --------

INCREASE IN CASH AND EQUIVALENTS .................................................               1,310                1,011

CASH AND EQUIVALENTS AT BEGINNING OF PERIOD ......................................               1,730                  719
                                                                                              --------             --------

CASH AND EQUIVALENTS AT END OF PERIOD ............................................            $  3,040             $  1,730
                                                                                              ========             ========


---------

See accompanying notes.

                                TIME WARNER INC.
             RECONCILIATION OF OPERATING INCOME BEFORE DEPRECIATION
                  AND AMORTIZATION TO OPERATING INCOME (LOSS)
                             (MILLIONS, UNAUDITED)


THREE MONTHS ENDED DECEMBER 31, 2003


                                            OPERATING INCOME
                                                 BEFORE
                                              DEPRECIATION                                                 OPERATING
                                            AND AMORTIZATION    DEPRECIATION        AMORTIZATION        INCOME (LOSS)
                                            ----------------    ------------        ------------        -------------

AOL ................................            $   301             $  (142)            $   (50)            $   109
Cable ..............................                797                (369)                (51)                377
Filmed Entertainment ...............                417                 (23)                (53)                341
Networks ...........................                602                 (51)                 (6)                545
Publishing(a) ......................                347                 (36)                (50)                261
Corporate ..........................               (102)                 (9)                 --                (111)
Intersegment elimination ...........                 (3)                 --                  --                  (3)
                                                -------             -------             -------             -------
Total ..............................            $ 2,359             $  (630)            $  (210)            $ 1,519
                                                =======             =======             =======             =======


THREE MONTHS ENDED DECEMBER 31, 2002

                                            OPERATING INCOME
                                                 BEFORE
                                              DEPRECIATION                                                 OPERATING
                                            AND AMORTIZATION    DEPRECIATION        AMORTIZATION        INCOME (LOSS)
                                            ----------------    ------------        ------------        -------------

AOL(b) .............................           $(33,139)           $   (172)           $    (40)           $(33,351)
Cable(c) ...........................             (9,806)               (330)                 (2)            (10,138)
Filmed Entertainment ...............                392                 (22)                (48)                322
Networks ...........................                661                 (47)                 (3)                611
Publishing .........................                397                 (26)                (77)                294
Corporate ..........................               (115)                 (8)                 --                (123)
Intersegment elimination ...........                 10                  --                  --                  10
                                               --------            --------            --------            --------
Total ..............................           $(41,600)           $   (605)           $   (170)           $(42,375)
                                               ========            ========            ========            ========


---------

(a) Operating income before depreciation and amortization and operating income (loss) includes a $29 million loss on sale of Time Life.

(b) Operating income before depreciation and amortization and operating income (loss) includes a $33.489 billion non-cash impairment of goodwill.

(c) Operating income before depreciation and amortization and operating income (loss) includes a $10.550 billion non-cash impairment of goodwill and a $6 million gain on sale of assets.

                                TIME WARNER INC.
             RECONCILIATION OF OPERATING INCOME BEFORE DEPRECIATION
                  AND AMORTIZATION TO OPERATING INCOME (LOSS)
                             (MILLIONS, UNAUDITED)


YEAR ENDED DECEMBER 31, 2003


                                            OPERATING INCOME
                                                 BEFORE
                                              DEPRECIATION                                                 OPERATING
                                            AND AMORTIZATION    DEPRECIATION        AMORTIZATION        INCOME (LOSS)
                                            ----------------    ------------        ------------        -------------

AOL ................................           $ 1,507            $  (669)           $  (175)           $   663
Cable ..............................             2,992             (1,403)               (58)             1,531
Filmed Entertainment(a) ............             1,465                (86)              (206)             1,173
Networks(b) ........................             2,027               (192)               (26)             1,809
Publishing(c) ......................               955               (116)              (175)               664
Corporate ..........................              (424)               (34)                --               (458)
Intersegment elimination ...........               (17)                --                 --                (17)
                                               -------            -------            -------            -------
Total ..............................           $ 8,505            $(2,500)           $  (640)           $ 5,365
                                               =======            =======            =======            =======


YEAR ENDED DECEMBER 31, 2002

                                            OPERATING INCOME
                                                 BEFORE
                                              DEPRECIATION                                                 OPERATING
                                            AND AMORTIZATION    DEPRECIATION        AMORTIZATION        INCOME (LOSS)
                                            ----------------    ------------        ------------        -------------

AOL(d) .............................           $(31,957)           $   (624)           $   (161)           $(32,742)
Cable(e) ...........................             (7,799)             (1,206)                 (7)             (9,012)
Filmed Entertainment ...............              1,232                 (79)               (191)                962
Networks ...........................              2,032                (172)                (21)              1,839
Publishing .........................              1,155                 (97)               (177)                881
Corporate ..........................               (398)                (28)                 --                (426)
Intersegment elimination ...........                (56)                 --                  --                 (56)
                                               --------            --------            --------            --------
Total ..............................           $(35,791)           $ (2,206)           $   (557)           $(38,554)
                                               ========            ========            ========            ========


---------

(a) Operating income before depreciation and amortization and operating income (loss) includes a $43 million gain related to the sale of a consolidated theater chain in the U.K.

(b) Operating income before depreciation and amortization and operating income (loss) includes a $219 million non-cash impairment of intangible assets related to the winter sports teams.

(c) Operating income before depreciation and amortization and operating income (loss) includes a $99 million non-cash impairment of goodwill and other intangibles related to the Time Warner Book Group and a $29 million loss on sale of Time Life.

(d) Operating income before depreciation and amortization and operating income (loss) includes a $33.489 billion non-cash impairment of goodwill.

(e) Operating income before depreciation and amortization and operating income (loss) includes a $10.550 billion non-cash impairment of goodwill and a $6 million gain on sale of assets.

                                TIME WARNER INC.
                       SUPPLEMENTAL FINANCIAL INFORMATION
                RECONCILIATION OF CASH PROVIDED BY OPERATIONS TO
                   FREE CASH FLOW FROM CONTINUING OPERATIONS
                             (MILLIONS, UNAUDITED)

Time Warner evaluates operating performance based on several factors, including free cash flow from continuing operations, which excludes the impact of discontinued operations and is defined as cash provided by operations less capital expenditures and product development costs, principal payments on capital leases, dividends paid and partnership distributions, if any.


                                                                  THREE MONTHS ENDED
                                                                       DECEMBER  31,                    YEAR ENDED DECEMBER 31,
                                                                --------------------------            --------------------------
                                                                  2003              2002                2003               2002
                                                                -------            -------            -------            -------

Cash provided by operations .........................           $ 1,406            $ 1,107            $ 6,601            $ 7,032
Less discontinued operations:
     Net income .....................................               466              1,132                495              1,012
     Other changes ..................................              (377)            (1,188)              (845)            (1,651)
                                                                -------            -------            -------            -------

Cash provided by continuing operations ..............             1,495              1,051              6,251              6,393
Capital expenditures and product development costs
     from continuing operations .....................              (916)              (859)            (2,761)            (2,843)
Principal payments on capital leases from
     continuing operations ..........................               (73)               (26)              (178)               (61)
                                                                -------            -------            -------            -------

Free cash flow from continuing operations ...........           $   506            $   166            $ 3,312            $ 3,489
                                                                =======            =======            =======            =======

                                TIME WARNER INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1: DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND UPDATE ON STATUS OF GOVERNMENT INVESTIGATIONS

DESCRIPTION OF BUSINESS

Time Warner Inc. ("Time Warner" or the "Company") is a leading media and entertainment company, whose businesses include interactive services, cable systems, filmed entertainment, television networks and publishing. Time Warner classifies its business interests into five fundamental areas: AOL, consisting principally of interactive services; Cable, consisting principally of interests in cable systems; Filmed Entertainment, consisting principally of interests in filmed entertainment and television production; Networks, consisting principally of interests in cable television and broadcast network programming; and Publishing, consisting principally of interests in magazine publishing, book publishing and direct marketing.

BASIS OF PRESENTATION

DISCONTINUED OPERATIONS PRESENTATION OF MUSIC SEGMENT

On October 24, 2003, the Company closed on the sale of its DVD and CD manufacturing business for $1.05 billion in cash. On November 24, 2003, the Company entered into a definitive agreement for the sale of its Warner Music Group's recorded music and music publishing businesses for $2.6 billion in cash and an option to reacquire a minority stake in the operations sold. This transaction is expected to close in the first quarter of 2004. Upon closing this latter transaction, the Company will have disposed of its entire music business. Accordingly, the results of the Music segment have been presented as discontinued operations for all periods presented (see Note 4 for more information).

USE OF OPERATING INCOME (LOSS) BEFORE DEPRECIATION AND AMORTIZATION, ADJUSTED OPERATING INCOME (LOSS) BEFORE DEPRECIATION AND AMORTIZATION AND USE OF FREE CASH FLOW

The Company utilizes Operating Income (Loss) before Depreciation and Amortization, among other measures, to evaluate the performance of its businesses. The Company also evaluates the performance of its businesses using Operating Income (Loss) before Depreciation and Amortization excluding the impact of non-cash impairments of goodwill and intangible assets and gains and losses on asset sales (referred to herein as Adjusted Operating Income (Loss) before Depreciation and Amortization). Both Operating Income (Loss) before Depreciation and Amortization and Adjusted Operating Income (Loss) before Depreciation and Amortization are considered important indicators of the operational strength of the Company's businesses. Operating Income (Loss) before Depreciation and Amortization eliminates the uneven effect across all business segments of considerable amounts of non-cash depreciation of tangible assets and amortization of certain intangible assets that were recognized in business combinations. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company's businesses. Moreover, Adjusted Operating Income (Loss) before Depreciation and Amortization does not reflect the diminution in value of goodwill and intangible assets or gains and losses on asset sales. Management evaluates the costs of such tangible and intangible assets, the impact of related impairments, as well as asset sales through other financial measures such as capital expenditures, investment spending and return on capital.

The Company also utilizes Free Cash Flow to evaluate the performance of its businesses. Free Cash Flow is cash provided by continuing operations (as defined by accounting principles generally accepted in the United States) less capital expenditures and product development costs, principal payments on capital leases, dividends paid and partnership distributions, if any. Free Cash Flow is considered to be an important indicator of the Company's ability to reduce debt and make strategic investments.

Operating Income (Loss) before Depreciation and Amortization, Adjusted Operating Income (Loss) before Depreciation and Amortization and Free Cash Flow should be considered in addition to, not as a substitute for, the Company's Operating Income (Loss), Net Income (Loss) and various cash flow measures (e.g., Cash Provided by Operations), as well as other measures of financial performance reported in accordance with accounting principles generally accepted in the United States.

RECLASSIFICATIONS

Certain reclassifications have been made to the prior year's financial information to conform to the December 31, 2003 presentation.

UPDATE ON STATUS OF GOVERNMENT INVESTIGATIONS

The Securities and Exchange Commission ("SEC") and the Department of Justice ("DOJ") continue to conduct investigations into accounting and disclosure practices of the Company. Those investigations are focused on transactions principally involving the Company's America Online unit that were entered into after July 1, 1999, including advertising arrangements and the methods used by the America Online unit to report its subscriber numbers.

In its Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (the "2002 Form 10-K"), which was filed with the SEC on March 28, 2003, the Company disclosed that the staff of the SEC had recently informed the Company that, based on information provided to the SEC by the Company, it was the preliminary view of the SEC staff that the Company's accounting for two related transactions between America Online and Bertelsmann AG should be adjusted. For a description of those transactions, see Management's Discussion and Analysis of Results of Operations and Financial Condition and Note 17 to the financial statements in the Company's 2002 Form 10-K. At that time, the Company further disclosed that it had provided the SEC a written explanation of the basis for the Company's accounting for these transactions and the reasons why both the Company and its auditors continued to believe that these transactions had been accounted for correctly.

The staff of the SEC has continued to review the Company's accounting for these transactions, including the Company's written and oral submissions to the SEC. In July 2003, the Office of the Chief Accountant of the SEC informed the Company that it has concluded that the accounting for these transactions is incorrect. Specifically, in the view of the Office of the Chief Accountant, the Company should have allocated some portion of the $400 million paid by Bertelsmann AG to America Online for advertising, which was run by the Company and recognized as revenue, as consideration for the Company's decision to relinquish its option to pay Bertelsmann in stock for its interests in AOL Europe, and therefore should have been reflected as a reduction in the purchase price for Bertelsmann's interest in AOL Europe, rather than as advertising revenue. In addition, the Division of Enforcement of the SEC continues to investigate the facts and circumstances of the negotiation and performance of these agreements with Bertelsmann, including the value of advertising provided thereunder.

Based upon its knowledge and understanding of the facts of these transactions, the Company and its auditors continue to believe its accounting for these transactions is appropriate. It is possible, however, that the Company may learn information as a result of its ongoing review, discussions with the SEC, and/or the SEC's ongoing investigation that would lead the Company to reconsider its views of the accounting for these transactions. It is also possible that restatement of the Company's financial statements with respect to these transactions may be necessary. In light of the conclusion of the Office of the Chief Accountant that the accounting for the Bertelsmann transactions is incorrect, it is likely that the SEC would not declare effective any registration statement of the Company or its affiliates, such as the potential initial public offering of Time Warner Cable Inc., until this matter is resolved.

The SEC staff also continues to investigate a range of other transactions principally involving the Company's America Online unit, including advertising arrangements and the methods used by the America Online unit to report its subscriber numbers. The DOJ also continues to investigate matters relating to these transactions and transactions involving certain third parties with whom America Online had commercial relationships. The Company intends to continue its efforts to cooperate with both the SEC and the DOJ investigations to resolve these matters. The Company may not currently have access to all relevant information that may come to light in these investigations, including but not limited to information in the possession of third parties who entered into agreements with America Online during the relevant time period. It is not yet possible to predict the outcome of these investigations, but it is possible that further restatement of the Company's financial statements may be necessary. It is also possible that, so long as there are other unresolved issues associated with the Company's financial statements, the effectiveness of any registration statement of the Company or its affiliates may be delayed.

NOTE 2:  TWE RESTRUCTURING

On March 31, 2003, Time Warner and Comcast Corp. ("Comcast") completed the restructuring of Time Warner Entertainment Company, L.P. ("TWE") (the "TWE Restructuring"). As a result of the TWE Restructuring, Time Warner acquired complete ownership of TWE's content businesses, including Warner Bros., Home Box Office, and TWE's interests in The WB Network, Comedy Partners ("Comedy Central") and the Courtroom Television Network ("Court TV"). Additionally, all of Time Warner's interests in cable, including those that were wholly-owned and those that were held through TWE, are now controlled by a new subsidiary of Time Warner called Time Warner Cable Inc. ("TWC Inc."). As part of the restructuring, Time Warner received a 79% economic interest in TWC Inc.'s cable systems. TWE is now a subsidiary of TWC Inc.

In exchange for its previous stake in TWE, Comcast: (i) received Time Warner preferred stock, which will be converted into $1.5 billion of Time Warner common stock; (ii) received a 21.0% economic interest in TWC Inc.'s cable systems; and (iii) was relieved of $2.1 billion of pre-existing debt at one of its subsidiaries, which was assumed by TWC Inc. as part of the TWE Restructuring.

Comcast's 21.0% economic interest in TWC Inc.'s cable business, is held through a 17.9% direct ownership interest in TWC Inc. (representing a 10.7% voting interest) and a limited partnership interest in TWE representing a 4.7% residual equity interest. Time Warner's 79% economic interest in TWC Inc.'s cable business is held through an 82.1% ownership interest in TWC Inc. (representing an 89.3% voting interest) and a partnership interest in TWE representing a 1% residual equity interest. Time Warner also holds a $2.4 billion manditorily redeemable preferred equity interest in TWE. The additional ownership interests acquired by Time Warner in the TWE Restructuring have been accounted for as a step acquisition and are reflected in the accompanying balance sheet as of December 31, 2003. The purchase price allocation is preliminary as the Company is in the process of completing a valuation study to identify and value the net assets acquired.

On December 29, 2003, TWC Inc. received a notice from Comcast requesting that TWC Inc. start the registration process under the Securities Act of 1933 for the sale in a firm underwritten offering of all of Comcast's interests in TWC Inc. The notice was delivered pursuant to a registration rights agreement related to the TWC Inc. securities. Neither Time Warner nor TWC Inc. can predict the timing of any registration in response to the notice.

NOTE 3:  FASB INTERPRETATION NO. 46, CONSOLIDATION OF VARIABLE INTEREST
         ENTITIES

In January 2003, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities - an Interpretation of ARB No. 51" ("FIN 46"), which requires variable interest entities (often referred to as special purpose entities or SPEs) to be consolidated if certain criteria are met. FIN 46 was effective upon issuance for all variable interest entities created after January 31, 2003 and effective July 1, 2003 for variable interest entities that existed prior to February 1, 2003. During 2003, the FASB delayed the required implementation date of FIN 46 until March 31, 2004 for entities that are not SPEs.

The Company has adopted the provisions of FIN 46 effective July 1, 2003 for those variable interest entities representing lease-financing arrangements with SPEs. Specifically, the Company has utilized variable interest entities on a limited basis, primarily to finance the cost of certain aircraft and property, including the Company's future corporate headquarters at Columbus Circle in New York City (the "Time Warner Center") and a new productions and operations support center for the Turner cable networks in Atlanta (the "Turner Project"). As a result of initially applying the provisions of FIN 46 to its lease-financing arrangements with SPEs as of July 1, 2003, the Company consolidated net assets and associated debt of approximately $700 million. A majority of the $700 million in debt was subsequently paid off. Additionally, the Company recognized approximately a $12 million charge, net of tax, as the cumulative effect of adopting this new standard.

The Company has elected to defer the adoption of FIN 46 until March 31, 2004 for its equity investments and joint venture arrangements that may require consolidation pursuant to FIN 46. The Company is finalizing its analysis of the application of FIN 46 to all equity investments and joint ventures and has preliminarily determined that the application of FIN 46 to the Company's equity investments and joint venture arrangements as of March 31, 2004 will likely result in the consolidation of the Company's investment in America Online Latin America, Inc. ("AOLA"). The Company does not believe that such consolidation will have a material impact on its operating results. In addition, the Company does not have any obligation to provide funding to AOLA's operations.

NOTE 4:  DISCONTINUED OPERATIONS PRESENTATION OF MUSIC SEGMENT

On November 24, 2003, the Company announced that it had reached a definitive agreement to sell the Company's Warner Music Group ("WMG") recorded music and Warner/Chappell music publishing operations to a private investment group for approximately $2.6 billion in cash and an option to re-acquire a minority interest in the operations to be sold. The option allows Time Warner to purchase a 15% interest in WMG's recorded music and music publishing operations at any time during the three years following the closing of the sales transaction or to purchase a 19.9% interest in the event the Investment Group enters into a major music merger transaction with another music business within three years of closing of the sales transaction. To the extent the option is exercised for either the 15% or the 19.9% interest on a gross basis, the Company would account for its interest on the cost method of accounting. The preliminary value of the consideration ascribed to the option is approximately $20 million. This transaction is expected to close in the first quarter of 2004.

In addition, on October 24, 2003, the Company completed the sale of WMG's CD and DVD manufacturing, printing, packaging and physical distribution operations (together, "Warner Manufacturing") to Cinram International Inc. ("Cinram") for approximately $1.05 billion in cash. In connection with the Warner Manufacturing transaction, the Company entered into long-term arrangements under which Cinram will provide manufacturing, printing, packaging and physical distribution for the Company's DVDs in North America and Europe. The costs incurred under the manufacturing arrangements will be recognized as increases in inventory as the costs are incurred and as a cost of sale when the related product is sold. The Company believes that the terms of the manufacturing arrangements are at market rates and, accordingly, none of the sale proceeds were allocated to the manufacturing arrangements.

Upon closing of the WMG recorded music and music publishing transaction, the Company will have disposed of its music operations. Accordingly, the Company has presented the results of the music segment as discontinued operations for all periods presented. The results of the discontinued operations for the fourth quarter of 2003 include a pre-tax gain of approximately $560 million related to the sale of Warner Manufacturing. Also reflected in the results of the discontinued operations is a pre-tax loss of approximately $1.1 billion related to the write-down of the WMG recorded music and music publishing net assets to their fair value less costs to sell.

Financial data of the Music operations, included in discontinued operations as of December 31, 2003 is as follows:


                                              DECEMBER 31, 2003    DECEMBER 31, 2002
                                              -----------------    -----------------
                                                           (MILLIONS)

Net receivables ........................            $ 1,014             $   889
Inventory ..............................                 61                 131
Other current assets ...................                600                 733
Property, plant and equipment, net .....                220                 616
Intangible assets ......................              2,374               3,661
Other assets ...........................                 38                  92
                                                    -------             -------
Total assets ...........................            $ 4,307             $ 6,122
                                                    =======             =======

Current liabilities ....................            $ 1,574             $ 1,730
Non-current liabilities ................                901               1,336
                                                    -------             -------
Total liabilities ......................            $ 2,475             $ 3,066
                                                    =======             =======

Total revenues .........................            $ 4,312             $ 4,205
                                                    =======             =======
Pre-tax loss ...........................            $  (567)            $(1,398)
                                                    =======             =======

NOTE 5:  OTHER TRANSACTIONS AND ITEMS AFFECTING COMPARABILITY


                                                                THREE MONTHS ENDED
                                                                     DECEMBER 31,                      YEAR ENDED DECEMBER 31,
                                                            ----------------------------            ----------------------------
                                                              2003                2002                2003                2002
                                                            --------            --------            --------            --------
                                                                        (MILLIONS)

Items that impact operating income:
Merger and restructuring costs ..................           $    (37)           $   (148)           $   (109)           $   (327)
Impairment of goodwill and intangible assets ....                 --             (44,039)               (318)            (44,039)
Gain (loss) on disposal of assets ...............                (29)                  6                  14                   6
                                                            --------            --------            --------            --------

Impact on operating income ......................                (66)            (44,181)               (413)            (44,360)
                                                            --------            --------            --------            --------

Items that impact other income (expense), net:
Microsoft Settlement ............................                 --                  --                 760                  --
Investment gains ................................                 19                  34                 797                 124
Loss on writedown of investments ................                (37)               (534)               (204)             (2,199)
                                                            --------            --------            --------            --------

Impact on other income (expense), net ...........                (18)               (500)              1,353              (2,075)
                                                            --------            --------            --------            --------

Pre-tax impact ..................................                (84)            (44,681)                940             (46,435)
Income tax impact ...............................                 35                 257                (394)                958
                                                            --------            --------            --------            --------

After-tax impact ................................           $    (49)           $(44,424)           $    546            $(45,477)
                                                            ========            ========            ========            ========

MERGER AND RESTRUCTURING COSTS

Merger and restructuring costs consist of charges related to mergers, employee terminations and exit activities, which are expensed in accordance with accounting principles generally accepted in the United States. During the three months ended December 31, 2003, the Company incurred restructuring costs related to various employee and contractual lease terminations of $37 million, including $22 million at AOL and $15 million at Cable. During the three months ended December 31, 2002, the Company incurred restructuring costs of $148 million, including $124 million at AOL, $15 million at Cable and $9 million at Corporate. During the year ended December 31, 2003, the Company incurred restructuring costs related to various employee and contractual lease terminations of $109 million, including $52 million at AOL, $21 million at Networks, $15 million at Cable and $21 million at Publishing. During the year ended December 31, 2002, the Company incurred restructuring costs of $327 million, including $266 million at AOL, $15 million at Cable and $46 million at Corporate. These costs are included in "merger and restructuring costs" in the accompanying consolidated statement of operations.

IMPAIRMENT OF GOODWILL AND INTANGIBLE ASSETS

During the year ended December 31, 2003, the Company recorded a $219 million impairment charge related to intangible assets of the winter sports teams at the Networks segment (as discussed below) and a $99 million impairment charge at the Publishing segment related to goodwill and intangible assets at the Time Warner Book Group. These impairments were recognized as a result of fair value information obtained during the periods through negotiations with third parties about the potential disposition of these businesses. These impairment amounts are included in operating income in the accompanying 2003 consolidated statement of operations.

During the fourth quarter of 2002, the Company performed its annual impairment review for goodwill and other intangible assets and recorded a non-cash charge of $44.039 billion, which is recorded as a component of operating income (loss) in the accompanying consolidated statement of operations. The $44.039 billion includes charges to reduce the carrying value of goodwill at the AOL segment ($33.489 billion) and the Cable segment ($10.550 billion).

GAIN/(LOSS) ON DISPOSAL OF CONSOLIDATED BUSINESSES

Time Life
In December 2003, the Company sold its Time Life, Inc. ("Time Life") operations to Direct Holdings Worldwide L.L.C. ("Direct Holdings"), a venture of Ripplewood Holdings LLC and ZelnickMedia Corporation. Under the terms of the sales transaction, the Company did not receive any cash consideration, instead the Company received a contingent consideration arrangement under which it will receive payments in the future if the business sold meets certain performance targets. In connection with the transaction, the Company recognized a loss of $29 million.

In conjunction with this transaction, the Company entered into multi-year service agreements with Direct Holdings to provide certain fulfillment, customer service and related services for Time Life's European operations. In addition, the Company will receive royalty payments from Direct Holdings beginning in 2005 for the use of the Time Life brand name. The Company believes that the terms of the licensing arrangement and fulfillment service agreements are at market rates and, accordingly, no amounts have been allocated to either arrangement. Finally, as part of the transaction, the Company provided approximately $13 million in financing to Direct Holdings.

Winter Sports Teams
In September 2003, the Company reached a definitive agreement to sell an 85% interest in the Turner winter sports teams (the

Atlanta Thrashers, a NHL team, and the Atlanta Hawks, a NBA team) and operating rights to Philips Arena, an Atlanta sports and entertainment venue. This transaction is expected to close in the first quarter of 2004, and will not result in a significant gain or loss or otherwise have a material impact on the Company's financial statements after considering the $219 million of impairment charges previously recorded by the Company. The Company also has retained the regional programming rights, at market rates, for the Atlanta Hawks and Atlanta Thrashers for a period of six years.

U.K. Theaters
In the second quarter of 2003, the Company recognized a $43 million gain on the sale of its interest in a U.K. theater chain, which had previously been consolidated by the Filmed Entertainment segment.

Cable Television Systems
In the fourth quarter of 2002, the Company recognized a $6 million gain on the sale of consolidated cable systems of TWE.

MICROSOFT SETTLEMENT

On January 22, 2002, Netscape Communications Corporation ("Netscape") sued Microsoft Corporation ("Microsoft") in the U. S. District Court for the District of Columbia for antitrust violations under Sections 1 and 2 of the Sherman Act, as well as for other common law violations.

On May 29, 2003, Microsoft and Time Warner announced an agreement to settle the pending litigation between Microsoft and Netscape and to collaborate on long-term digital media initiatives that will accelerate the adoption of digital content (the "Microsoft Settlement"). As part of the settlement, Microsoft agreed to pay $750 million to Time Warner and Time Warner agreed to release Microsoft from the Netscape action and related antitrust claims. In addition, Microsoft agreed to a variety of steps designed to ensure that Microsoft and AOL products work better with each other, including giving AOL the same access to early builds of the Microsoft Windows operating system as Microsoft affords to other third parties as well as providing AOL with seven years of dedicated support by Microsoft engineers who have access to Windows source code, to help AOL with compatibility and other engineering efforts. The digital media initiative also established a long-term, nonexclusive license agreement allowing Time Warner the right but not obligation to use Microsoft's entire Windows Media 9 Series digital media platform, as well as successor Microsoft digital rights management software. Microsoft also agreed to provide AOL with a new distribution channel for its software to certain PC users worldwide. Finally, as part of this settlement, Microsoft agreed to release Time Warner from the obligation to reimburse Microsoft's attorneys fees in connection with an arbitration ruling under a 1996 distribution agreement.

In determining the gain recognized in connection with the Microsoft Settlement, the Company evaluated the fair value of all elements received in addition to the cash payment of $750 million. The Company has estimated the value of the noncash elements received in connection with the Microsoft Settlement aggregated approximately $10 million. Accordingly, the total gain recognized by Time Warner as a result of the Microsoft Settlement is approximately $760 million, which is included in "Other income (expense), net," in the Company's consolidated statement of operations for the year ended December 31, 2003.

INVESTMENT GAINS

For the three months ended December 31, 2003, the Company recognized $19 million of investment related gains. For the year ended December 31, 2003, the Company recognized $797 million of investment related gains, including a $513 million gain from the sale of the Company's interest in Comedy Central, a $52 million gain from the sale of the Company's interest in chinadotcom, a $50 million gain from the sale of the Company's interest in Hughes Electronics Corp. ("Hughes") and gains of $66 million on the sale of the Company's equity interest in international theater chains.

For the three months ended December 31, 2002, the Company recognized $34 million of investment related gains. For the year ended December 31, 2002, the Company recognized investment gains of $124 million, including a $59 million gain from the sale of a portion of the Company's interest in The Columbia House Company Partnerships and a $31 million gain on the redemption of approximately
1.6 million shares of preferred stock of TiVo Inc.

These gains are included in "Other income (expense), net" in the accompanying consolidated statement of operations.

INVESTMENT WRITE-DOWNS

For the three months and year ended December 31, 2003, non-cash charges to reflect other-than-temporary declines in the Company's investments were $37 million and $204 million, respectively. These amounts included $29 million and $212 million, respectively, to reduce the carrying value of certain investments that experienced other-than-temporary declines in market value. These amounts also included $8 million of losses and $8 million of income, respectively, to reflect market fluctuations in equity derivative instruments. Included in the year-to-date 2003 charge were a writedown of $77 million of the Company's 40.3% interest in AOL Japan and a $71 million writedown of the Company's 49.8% interest in NTV-Germany.

For the three months and year ended December 31, 2002, non-cash charges to reflect other-than-temporary declines in the Company's investments were $534 million and $2.199 billion, respectively. These amounts were comprised of $540 million and $2.212 billion, respectively, to reduce the carrying value of certain investments that experienced other-than-temporary declines in market value, and income of $6 million and $13 million, respectively, to reflect market fluctuations in equity derivative instruments. Included in the noncash pretax charges noted above for the three months and year ended December 31, 2002 are charges of approximately $0 and $796 million, respectively, to reduce Time Warner's investment in Time Warner Telecom Inc., a 44%-owned equity investee, charges of $0 and $140 million, respectively, relating to an investment in Gateway Inc. ("Gateway"), a charge of $25 million and $131 million, respectively, relating to an investment in AOLA, a charge of $420 million in both the fourth quarter and full year for the Company's investment in certain unconsolidated cable television system joint ventures and approximately $0 and $505 million, respectively, related to an investment in Hughes for declines deemed to be other than temporary.

These write downs are included in "Other income (expense), net" in the accompanying consolidated statement of operations.

NOTE 6:  INTERSEGMENT TRANSACTIONS

In the normal course of business, the Time Warner segments enter into transactions with one another. The most common types of intercompany transactions include:

- The Filmed Entertainment segment generating content revenue by licensing television and theatrical programming to the Networks segment;

- The Networks segment generating subscription revenues by selling cable network programming to the Cable segment;

- The AOL, Cable, Networks and Publishing segments generating advertising revenue by cross-promoting the products and services of all Time Warner segments; and

- The AOL segment generating Other Revenue by providing the Cable segment's customers access to the AOL Transit Data Network (ATDN) for high-speed access to the Internet.

These intersegment transactions are recorded by each segment at fair value as if the transactions were with third parties and, therefore, impact segment performance. While intersegment transactions are treated like third-party transactions to determine segment performance, the revenues (and corresponding expenses recognized by the segment that is counterparty to the transaction) are eliminated in consolidation and, therefore, do not themselves impact consolidated results.

Revenues recognized by Time Warner's segments on intersegment transactions are as follows:


                                                      THREE MONTHS ENDED
                                                          DECEMBER 31,                   YEAR ENDED DECEMBER 31,
                                                    ------------------------            ------------------------
                                                     2003              2002              2003              2002
                                                    ------            ------            ------            ------
                                                                               (MILLIONS)

INTERSEGMENT REVENUES
AOL ....................................            $   18            $   60            $  102            $  283
Cable ..................................                15                49                69               152
Filmed Entertainment ...................               222               167               816               841
Networks ...............................               158               161               605               573
Publishing .............................                21                24                76                83
                                                    ------            ------            ------            ------

   Total intersegment revenues .........            $  434            $  461            $1,668            $1,932
                                                    ======            ======            ======            ======

Included in the total intercompany revenues above are intercompany advertising revenues, as follows:


                                                             THREE MONTHS ENDED
                                                                 DECEMBER 31,               YEAR ENDED DECEMBER 31,
                                                            --------------------            -----------------------
                                                            2003            2002            2003               2002
                                                            ----            ----            ----               ----
                                                                                 (MILLIONS)

INTERSEGMENT ADVERTISING REVENUES
AOL ............................................            $  4            $ 37            $ 40               $178
Cable ..........................................               4              36              11                125
Filmed Entertainment ...........................              --              --              --                 --
Networks .......................................              32              34             111                147
Publishing .....................................              11              24              49                 83
                                                            ----            ----            ----               ----

   Total intersegment advertising revenues .....            $ 51            $131            $211               $533
                                                            ====            ====            ====               ====

During the second quarter of 2003, there was a change in the application of AOL's policy for intercompany advertising barter transactions, which reduced both the amount of intercompany advertising revenues and advertising expenses recognized by AOL during the three months and year ended December 31, 2003 by approximately $7 million and $51 million, respectively. This change, however, had no impact on AOL's operating income or its operating income before depreciation and amortization. In addition, because intercompany transactions are eliminated on a consolidated basis, this change in policy did not impact the Company's consolidated results of operations.

NOTE 7:  CABLE CAPITAL EXPENDITURES AND SUBSCRIBER STATISTICS

CAPITAL EXPENDITURES

The Cable segment's capital expenditures from continuing operations are comprised of the following categories:


                                                THREE MONTHS ENDED
                                                    DECEMBER 31,                   YEAR ENDED DECEMBER 31,
                                              ------------------------            ------------------------
                                               2003              2002              2003              2002
                                              ------            ------            ------            ------
                                                                      (MILLIONS)

Customer premise equipment .......            $  183            $  207            $  715            $  813
Scaleable infrastructure .........                71                74               173               188
Line extensions ..................                69                59               214               192
Upgrade/rebuild ..................                45                73               175               224
Support capital ..................               137               175               360               396
                                              ------            ------            ------            ------

   Total capital expenditures ....            $  505            $  588            $1,637            $1,813
                                              ======            ======            ======            ======

CABLE SUBSCRIBER STATISTICS

At the Time Warner Cable segment, total customer relationships, representing the number of customers that receive at least one level of service, increased by 2% to approximately 11.4 million as of December 31, 2003 compared to approximately 11.2 million as of December 31, 2002 and revenue generating units, representing the total of all analog video, digital video, high-speed data and telephony customers, increased by 9% to approximately 18.635 million as of December 31, 2003 compared to approximately 17.170 million as of December 31, 2002. The Company's subscriber amounts include subscribers at both consolidated entities and investees accounted for under the equity method of accounting that are managed by the Company.

NOTE 8: AOL DEPRECIATION EXPENSE

During the fourth quarter, the Company recorded an adjustment of approximately $60 million to reduce excess depreciation inadvertently recorded at AOL between 1997 and 2003. This adjustment was reflected as a reduction of depreciation expense recorded in "selling, general and administrative" expenses (approximately $30 million) and "cost of sales" (approximately $30 million) in the accompanying consolidated statement of operations. Management does not believe that the understatement of prior years results were material to any of the given year's financial statements. Similarly, management does not believe that the adjustment made is material to current period results.

NOTE 9: REVERSAL OF DEFERRED TAX ASSET VALUATION ALLOWANCE

At September 30, 2003, the Company had deferred tax assets of approximately $1.3 billion related to certain net capital loss carryforwards. Since the Company did not believe that it was more likely than not that the benefits associated with the net capital loss carryforwards would be realized it recorded a valuation allowance on these deferred tax assets. However, as a result of the recently completed sale of the Music CD and DVD manufacturing business and the announced sale of the Company's recorded music and music publishing operations, the Company will generate capital gains sufficient to realize a portion of these net capital loss carryforwards. Accordingly, the Company reversed $450 million of the valuation allowance in the fourth quarter of 2003, resulting in a corresponding reduction of the Company's income tax provision on continuing operations for the fourth quarter and the full year.